UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 17, 2024

OPKO Health, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-33528	75-2402409
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4400 Biscayne Blvd.	Miami,	Florida	33137
(Address of Principal Executive Offices)			(Zip Code)
Registrant’s telephone number, including area code: (305) 575-4100

Not Applicable
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	OPK	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company         ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.                  ☐

ITEM 1.01.	Entry into a Material Definitive Agreement.

On July 17, 2024, OPKO Health, Inc. (the “Company”) entered into a Note Purchase Agreement (the “Agreement”) with certain purchasers party thereto from time to time, its wholly-owned subsidiaries OPKO Biologics Limited (“OBL”) and EirGen Pharma Ltd. (“EirGen”) as guarantors (OBL and EirGen collectively, the “Guarantors”), and HCR Injection SPV, LLC as agent (“Agent”), pursuant to which the Company issued senior secured notes (“Notes”) in aggregate initial principal amount of Two Hundred Fifty Million Dollars ($250,000,000). The Notes mature on July 17, 2044 and bear interest at the 3-month Secured Overnight Financing Rate (SOFR) subject to a 4.0% per annum floor, plus 7.5% per annum. Interest is payable on the Notes on a quarterly basis determined by profit share payments received by EirGen pursuant to the profit share arrangement with Pfizer, Inc. (the “Royalty Payments”).  In the event that the aggregate amount of the Royalty Payments received by EirGen  during the quarter preceding any quarterly interest payment date are less than the accrued and unpaid interest payable on such date, the excess interest payable on such date shall be paid-in-kind and added to the outstanding principal amount of the Notes.  Prior to July 17, 2028, the Company will not be required to make any principal payments on the Notes.  Thereafter, principal payments will also be payable from the Royalty Payments until the principal amount is fully repaid at which time, all future Royalty Payments will be retained by the Company.  The Company will be required to pay the purchasers a 3% exit fee in connection with any repayment in full of the Notes, whether at maturity or otherwise.  In addition, in the event that the Company repays the Notes in full prior to the maturity date, the Company will be required to pay the purchasers a make whole payment in an amount necessary such that the purchasers shall have received aggregate payments of principal, interest and fees in respect of the Notes equal to at least 150% of the initial principal amount of the Notes, in the event that such prepayment shall occur on or prior to the fifth anniversary of the issuance of the Notes, or 200% of the initial principal amount of the Notes, in the event that such prepayment shall occur following the fifth anniversary of the issuance of the Notes.  If the Notes have not been fully repaid by the Maturity Date, the Company may elect to either repay the unpaid balance of the principal amount in full, together with any accrued and unpaid interest thereon and the 3% exit fee, or elect to transfer 80% of all future Royalty Payments to the Agent and the purchasers in satisfaction of the outstanding Notes. The Company may authorize up to an additional Fifty Million ($50,000,000) in additional notes to the purchasers on the same terms and conditions of the initial notes.

The Notes are secured by the Royalty Payments paid to EirGen. The Guarantors have guaranteed the obligations under the Notes by granting a security interest in certain assets of the Guarantors.

The Agreement contains customary terms and covenants, including negative covenants, such as limitations on indebtedness, liens, amendments to certain material contracts and disposition of assets. The Agreement also contains financial covenants, customary events of default, including defaults related to payment compliance, material inaccuracy of representations and warranties, covenant compliance, bankruptcy and insolvency proceedings, and cross-payment defaults related to certain other material indebtedness agreements.

The issuance of the Notes was conducted in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and by Rule 144, and on similar exemptions under applicable state laws. Each purchaser party to the Agreement has represented that it is an “accredited investor” (as defined in Regulation D of the Securities Act) or a “qualified institutional buyer” and that it is acquiring the Notes for investment only and not with a view towards, or for resale in connection with, the public sale or distribution thereof, and appropriate legends will be affixed to the Notes.

The foregoing description of the Notes and the Agreement is only a summary and is qualified in its entirety by reference to the full text of the form of Note and the Agreement, which the Company will file as an exhibit to its Quarterly Report on Form 10-Q for the quarter ended June 30, 2024 and incorporated by reference herein.

ITEM 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The description in Item 1.01 is incorporated herein by reference.

ITEM 7.01	Regulation FD Disclosure.

On July 17, 2024, the Company issued a press release announcing that it had entered into the Agreement. A copy of the press release is being filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.  The information contained in Item 7.01 to this Current Report on Form 8-K and Exhibit 99.1 attached hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (“Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing by the Company under the Exchange Act.

ITEM 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

99.1	Press Release of the Company dated July 17, 2024.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OPKO Health, Inc.

	By:	/s/ Adam Logal
Date: July 17, 2024	Name:	Adam Logal
	Title:	Sr. Vice President, Chief Financial Officer